Non-Employee Director Compensation Policy

INHIBRX BIOSCIENCES, INC.

    The Board of Directors of Inhibrx Biosciences, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, effective upon the completion of the Company’s initial public offering (“Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

    This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

    All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

1.Annual Stock Option Grants

    Annually, each Non-Employee Director shall be granted a non-qualified stock option to purchase 15,000 shares of the Company’s common stock, on the date of the first meeting of the Board of Directors held following the Company’s annual meeting of stockholders in each year commencing in 2024.
2.Initial Stock Option Grant For Newly Appointed or Elected Directors

    Each new Non-Employee Director after the Effective Time shall be granted a non-qualified stock option to purchase 30,000 shares of the Company’s common stock, at the first regularly scheduled meeting of the Board of Directors on or after his or her initial appointment or election to the Board of Directors.

3.Terms for All Option Grants

    Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all options granted under this Policy shall (i) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the date of grant; (ii) terminate on the tenth anniversary of the date of grant and (iii) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Compensation Committee. Subject to the continued service of each Non-Employee Director and unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each annual stock option grant shall vest on the first anniversary of the date of grant and each initial stock option grant shall vest in equal monthly installments until the third anniversary of the date of grant.

Annual Fees

Each Non-Employee Director serving on the Board of Directors and the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, as applicable, shall be entitled to the following annual amounts (the “Annual Fees”):

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair
Board Member	$35,000	-
Chairman of the Board (additional retainer)	$35,000	-
Lead Director, if any (additional retainer)		-
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Governance Committee	$4,000	$8,000

    Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year, commencing in 2024. Such Annual Fees shall be paid in cash.

    Payments payable to Non-Employee Directors shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board or a committee and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board or a committee.

Expenses

    Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

    The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.
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